                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Polaroid Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-32285 on Form S-8 with respect to the Polaroid Retirement Savings Plan (the
Plan) of our report dated June 22, 2000, relating to the statements of net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Polaroid Retirement Savings Plan.

                                                     /S/ KPMG LLP

Boston, Massachusetts
June 28, 2000